Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated June 6, 2014 relating to the consolidated financial statements of CollabRx, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph regarding uncertainty about CollabRx, Inc.’s ability to continue as a going concern) appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

Burr Pilger Mayer, Inc.
San Francisco, California
February 19, 2015